Exhibit 10.1

[Encore Letterhead]

Tomas Hernanz
# ######### ####
London
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United Kingdom

Dear Tomas,

It gives me great pleasure to congratulate you on your appointment to Executive Vice President, Chief Financial Officer and Treasurer at Encore Capital Group, Inc. (the “Company”) effective April 1, 2025. In this position you will report to Ashish Masih, the Company’s President & CEO, and join the Encore Executive Leadership Team (ELT). This position is located in San Diego, California, and you will need to relocate to the San Diego area.

The following provides the various components and terms of employment as part of this appointment and transfer to the U.S. subject to you meeting the requirements to work in the U.S.:

Start Date: April 1, 2025 (“Start Date”).

Upon your Start Date, your employment agreement with Cabot Financial (Europe) Limited dated 15th December 2016 (as updated from time to time) (the “UK Employment Contract”) will be deemed terminated by mutual consent, and you will become a U.S. employee of the Company. The provisions of the UK Employment Contract will no longer apply to the parties, save for the provisions at clauses 13 (Inventions, Designs, Copyright and other Intellectual Property), 14 (Confidentiality), 15 (Restrictions) and 16 (Notification of Restrictions), which shall continue to apply (the “Continuing Provisions”). From the Start Date, the Continuing Provisions, this letter agreement and the documents referred to in it (where those documents are expressed as having contractual status) will constitute the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them (and between you and any affiliate or group company of the Company, including Cabot Financial (Europe) Limited), whether written or oral, relating to your employment.

Salary: Your new base salary, beginning on the Start Date, will be $500,000 (USD), subject to normal U.S. deductions and withholdings, and any other deductions and withholdings required by law. You will be paid in accordance with the Company’s standard U.S. payroll policies. You will be a full-time, exempt employee. Your U.S. salary will begin on the Start Date, and the first and last payment to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a full pay period. Your salary will be reviewed annually in accordance with the Company’s performance management program.

Key Contributor Bonus Plan (KCP) and Eligibility: Your KCP bonus target will increase to 85% of salary beginning on the Start Date. As a result, your 2025 bonus opportunity will be prorated and calculated as follows:
•    From January 1, 2025 to Start Date: prorated prior salary at 66.7% target under the KCP.
•    From Start Date to December 31, 2025: prorated base salary of $500,000 (USD) at 85% target under the KCP.

Achievement of your bonus will be based on the achievement of annual Company and departmental objectives, as well as personal performance, and will be paid on an annual basis in the Company's sole and absolute discretion. You are not guaranteed a bonus in any amount, and the Company reserves the right to modify or eliminate its bonus program at any time. The KCP program is based on a calendar year of performance from January to December. Bonuses, when earned, are typically paid in the first three weeks of March.

KCP participants are eligible to earn a bonus when both of the following conditions have been met:

1.    The Company and individual performance are determined by the Encore Board Compensation Committee (“Compensation Committee”), in its sole and absolute discretion, to merit a bonus payment as defined by the plan design.
2.    The individual is employed by the Company and fully meeting the expectations of his/her role, as determined by the Compensation Committee, in its sole and absolute discretion, on the date of the bonus payout.

Long-term Incentive: In anticipation of your appointment, the Compensation Committee administering the Company’s 2017 Incentive Award Plan (the “LTI Plan”) has granted you an equity award on March 9, 2025 with a grant date accounting value of approximately $950,000, which was denominated as follows: 50% in Restricted Stock Units (RSUs) and 50% in Performance Stock Units (PSUs) with metrics and targets as approved by the Compensation Committee. The terms of the grants are governed by the more specific written grant documentation. The RSUs will vest (subject to continued employment) in three equal annual tranches starting on the first anniversary of grant. The PSUs will cliff-vest (subject to continued employment) on the third anniversary of grant.

After the March 2025 grant, your annual grant will be based on the value range for your position as well as the Company’s overall performance and your individual performance. The denomination and terms of your long-term incentive awards are subject to change annually and is based on final approval from the Compensation Committee.

Benefits: The Company offers an excellent and comprehensive benefit program to full time U.S. employees. Beginning the 1st of the month following your Start Date and during the term of your employment, you will be eligible to participate in the Company’s benefit programs, provided you meet the eligibility requirements. Enrollment information will be given to you prior to your eligibility date. A Benefits Guide noting all available benefit programs is available for review. Full details of the terms, conditions and eligibility requirements for all benefits are outlined in separate written documents.

Executive Health Program: As an Encore ELT member, you will be eligible for the Executive Health Program that we offer in partnership with Scripps Center for Executive Health in San Diego. More information will be provided separately.

401(k) Participation: Beginning the 1st of the month following two months of your Start Date and during the term of your employment, you will be eligible to contribute to the Company’s U.S. 401(k) Retirement Savings Plan.

Enrollment information will be mailed to you 30 days prior to your eligibility date. The Company currently offers a discretionary matching contribution equal to 50% of every dollar you contribute, up to the first 6% of your contributions to the plan through salary deferral, which equates to a total possible company matching contribution of 3% of eligible compensation. For the purpose of vesting of your 401(k) account balance, we will apply your hire date at Cabot of July 11, 2016.

As a new employee in the U.S., you will be automatically enrolled to contribute 6% of your pay, increasing by 1% each year, unless you choose to opt out or elect a different percentage. Unless you elect otherwise, your contributions will be invested into a 401(k) age-appropriate Target Date Retirement Fund aligned with your projected retirement date based upon your age. More information can be provided on the 401(k) plan, as requested.

Paid Time-Off (PTO): Given your hire date at Cabot of July 11, 2016, we will reflect your time at Cabot to determine your beginning PTO accrual rate in the U.S. Accordingly, your starting accrual rate with this U.S. role is 168 hours (21 days) of PTO per year, accruing at the rate of 6.46 hours per pay period. You can carry over a portion of the PTO you have accrued during the year, but your total PTO accrued at any one time is subject to a maximum in accordance with Company policy. In addition, you will be eligible to accrue up to 16 hours of Floating Holiday time-off per year, subject to the terms set forth in the U.S. PTO policy.

Relocation Package: As part of the potential new role, and at the discretion of the Company, we will provide a relocation package for you and your immediate family to move to San Diego, California. You will be required to sign a Relocation Repayment Agreement as a condition of accepting this benefit.

Executive Separation Plan: As an Encore ELT member and as approved by the Compensation Committee, you will be eligible to become a participant in the Encore Capital Group, Inc. Executive Separation Plan. More information will be provided in a separate letter closer to the Start Date.

“At-will” Nature of Employment: Your employment with the Company is for no specified period and constitutes “at-will” employment. This means that you are free to terminate your employment at any time, for any reason or for no reason. Likewise, the Company is free to terminate your employment at any time, for any reason or for no reason.

Conditions of Employment: Please see Schedule A for our standard Conditions of Employment.

Compliance with Immigration Laws: Before working in the U.S., we will assist you with all legally required work permits, visas, etc. necessary to allow you to work and reside in the U.S. ("Work Authorizations"). Such Work Authorizations must be obtained and/or met as part of your employment in the U.S. By signing below, you represent that you know of no matters that would prejudice your ability to obtain the Work Authorizations.

At the appropriate time, we will authorize a third-party vendor, currently Fragomen, to assist you to obtain and maintain any necessary Work Authorizations for you and dependent visas and residency permits for your accompanying family member(s). The fees and costs for this benefit will be paid on your behalf. You agree to cooperate with the third-party vendor and to timely provide any and all information necessary to obtain or maintain any Work Authorizations for employment in the U.S.

Other General Provisions: By signing below, you agree to the following general terms of this offer letter. You agree that this letter contains the entire agreement regarding your employment with the Company in the U.S. and replaces all other agreements and understandings regarding your employment made concurrently or previously, including those from Cabot Financial (Europe) Limited except for the Continuing Provisions. The terms described in this letter may only be changed by written agreement between the Company and you. The Company may, however, periodically adjust salaries and benefits payable to you and/or its other employees, as well as reporting relationships, job titles and responsibilities as it deems necessary.

Offer Acceptance Period: If you agree with these terms, please sign below and return a signed copy to myself and Ashish Masih.

We hope this potential appointment further demonstrates our commitment to you and your career goals. We truly appreciate the skills, abilities, and leadership that you will continue to bring to the organization. Congratulations and I wish you much success.

Sincerely,

/s/ Tracy Ting

Tracy Ting
SVP & CHRO
Encore Capital Group

AGREED AND ACCEPTED:

/s/ Tomas Hernanz                    31 March 2025
Tomas Hernanz                         Date

Attachments: Schedule A - Conditions of Employment